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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (herein, together with the Schedules, Attachments and Exhibits attached hereto, referred to as the "Agreement"), is made on this 8th day of September, 1999, by and among OneSource Information Services, Inc., a Delaware corporation ("Parent"), OneSource Content Corporation, a Delaware corporation ("Acquisition Subsidiary"), Corporate Technology Information Services, Inc., a Delaware corporation (the "Company"), and Andrew Campbell (the "Stockholders' Representative"). The Company and Acquisition Subsidiary are hereinafter collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. The Boards of Directors of Acquisition Subsidiary, the Company and Parent have each determined that it is advisable and in the best interests of their respective stockholders and members, as applicable, to consummate, and have approved, the business combination transaction provided for herein in which Acquisition Subsidiary would merge with and into the Company. The Board of Directors of the Company has directed (or will direct) that the merger be submitted for approval by its stockholders.

         B. Parent, Acquisition Subsidiary and the Company desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, Acquisition Subsidiary shall merge with and into the Company (the "Merger") on the Effective Date. From and after the Effective Date, the separate corporate existence of Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Jager, Smith & Stetler, P.C., One Financial Center, Boston, Massachusetts 02111, at 9:30 a.m., local time, on September 8, 1999 or, if all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction




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or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (the "Closing Date").

         1.3 EFFECTIVE DATE. The "Effective Date" shall be the time at which the Company and Acquisition Subsidiary file the certificate of merger and other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") with the Secretary of State of the State of Delaware (the "Certificate of Merger").

         1.4 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. On the Effective Date, (a) the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (b) the bylaws of the Company as in effect immediately prior to the Effective Date shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws.

         1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The officers and directors of Acquisition Subsidiary shall become the officers and directors of the Surviving Corporation as of the Effective Date.

         1.6 EFFECTS OF THE MERGER. The Merger shall have the effects of a merger as set forth in the DGCL.

                                    ARTICLE 2
                       CONVERSION OF SHARES; MERGER PRICE

         2.1 CONVERSION OF COMPANY STOCK. On the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Cash Payment for the Company Stock.

                           (i) Each issued and outstanding share of the Company
Stock (other than shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive a pro rata amount of the Merger Price.

                           (ii) All shares of Company Stock converted in
accordance with paragraph (i) of this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive a pro rata amount of the Merger Price, less any required withholding taxes.

                  (b) Each Company Share held in the Company's treasury immediately prior to the Effective Date shall be canceled and retired without payment of any consideration therefor.



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                  (c) Dissenting Shares.

                           (i) Notwithstanding any provision of this Agreement
to the contrary, each outstanding share of the Company Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive a pro rata share of the Merger Price pursuant to Section 2.1(a), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person on the Effective Date who shall, after the Effective Date, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Date, the right to receive a pro rata share of the Merger Price pursuant to Section 2.1(a).

                           (ii) The Company shall give Parent (1) prompt notice
of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Stockholder Representative will voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (d) Stock Options.

                           (i) Vested Options.

                                  (A) A complete and accurate list of all
Persons who hold or will hold vested exercisable options to acquire stock of the Company as of the Effective Date, which list includes the number of options held and the exercise price of each option, is set forth on Schedule 2.1(d)(i).

                                  (B) If the holder of a vested exercisable
option to acquire stock of the Company intends to exercise the option on the Effective Date, such option holder shall deliver to Parent, at or prior to the Effective Date, an executed copy of the form attached hereto as Exhibit A ("Option Exercise Notice"), which includes both a notice of intent to exercise the option and acknowledgment that the exclusive benefit of exercising the option on the Effective Date is the right to receive the difference between the exercise price and the pro rata share of the Merger Price with respect to the shares covered by the option, less any required withholding taxes.

                                  (C) If all of the vested exercisable options
set forth on Schedule 2.1(d)(i) are not exercised in full at or prior to the Effective Date, Parent will



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withhold a sufficient amount of the Cash Consideration to cover cash payments to be made to the holders of such outstanding options (the "Outstanding Options").

                           (ii) Unvested Options.

                                  (A) A complete and accurate list of all
Persons who hold unvested options to acquire stock of the Company as of the Effective Date (the "Unvested Options"), which list includes the number of options held, the date(s) such options will vest, the periods during which such options are exercisable and the exercise price of each option, is set forth on
Schedule 2.1(d)(ii).

                                  (B) Parent shall establish a "bonus fund" in
the amount that the holders of Unvested Options would be paid under Section 2.1(d)(i) if such Unvested Options were vested as of the Effective Date. The holders of Unvested Options shall be paid their pro rata amount of such "bonus fund" in accordance with the vesting schedule of the option grant.

                  (e) Closing of Transfer Books. On the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Date, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the pro rata share of the Merger Price in accordance herewith and subject to applicable law in the case of Dissenting Shares.

         2.2 MERGER PRICE; PAYMENT FOR THE COMPANY STOCK.

                  (a) Merger Price. Schedule 2.2(a)(i) sets forth the aggregate Merger Consideration, part of which is the amount to be made with respect to shares of the Company Stock, which shall be $7,606,048 (the "Merger Price"). The Merger Price shall be net of the bonus fund described in Section 2.1(d)(ii)(B) above and the liabilities assumed by Parent, as described on Schedule 2.2(a)(ii). The Merger Price shall be allocated among the stockholders of the Company in proportion to their ownership of the Company as of the Effective Date, except as otherwise provided for in Section 2.1(d)(i)(B). A complete list of all stockholders of the Company as of the date hereof, which includes the number of shares of the Company owned by each listed stockholder, is set forth on Schedule 2.2(a)(iii).

                  (b) Payment for the Company Stock. The Merger Price shall be paid by Parent as follows:

                           (i) On the Closing Date, Parent shall deposit the
Merger Price with Citizens Bank of Massachusetts (the "Escrow Agent"). On the Effective Date and assuming the conditions stated in Section 6.2 have been met, the Escrow Agent shall deliver to the Stockholders' Representative $6,606,048 in immediately available funds by wire transfer to an account designated by the Company at least two business days prior to the Effective Date (the "Cash Consideration"). If there are Dissenting Shares or



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                                                                               5



Outstanding Options, then on the Effective Date, the Escrow Agent will withhold an amount that is reasonable to cover, at Parent's reasonable discretion, the Dissenting Shares and Outstanding Options. If after resolution satisfactory to Parent of all issues with regard to Dissenting Shares and Outstanding Options, the amount withheld proves to be more than required to cover the Dissenting Shares and Outstanding Options, then the Escrow Agent shall release any remaining Cash Consideration to the Stockholders' Representative. The Stockholders' Representative agrees to indemnify, defend and hold harmless Parent, Acquisition Subsidiary and the Surviving Company from and against all Damages resulting to, imposed upon or incurred by Parent, Acquisition Subsidiary or the Surviving Company, directly or indirectly by reason of or resulting from any claims or liabilities relating to the distribution of the Cash Consideration.

                           (ii) On the Effective Date, the Escrow Agent shall
withhold One Million Dollars ($1,000,000.00) (the "Escrow Funds") under the terms of an escrow agreement (the "Escrow Agreement") to be executed on or prior to the Closing Date substantially in the form of Exhibit B attached hereto. Release of the Escrow Funds will be permitted only in accordance with the terms and conditions of the Escrow Agreement.

         2.3 DELIVERABLES OF THE COMPANY.

         On the Effective Date, the Company will deliver to counsel to the Company the following:

                  (a) each of the certificates and documents contemplated by
ARTICLE 6;

                  (b) all blank stock certificates, stock books, stock transfer ledgers, minute books and the corporate seal of the Company;

                  (c) resignations of the directors and officers of the Company;

                  (d) resolution of the stockholders of the Company ratifying the Stockholders' Representative and approving the authority of the Stockholders' Representative to receive the Cash Consideration on behalf of the stockholders of the Company;

                  (e) resolutions of stockholders of the Company approving the Merger, accompanied by copies of notices sent to stockholders entitled to notice of such action pursuant to DGCL ss.228(d); and

                  (f) executed Option Exercise Notices for each and every holder of a vested exercisable option to acquire stock of the Company who intends to exercise such option on the Effective Date.


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                                                                               6



         On the Effective Date, and upon delivery of the Cash Consideration to the Stockholders' Representative, counsel to the Company shall deliver the above referenced items to Parent.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants, with such representations and warranties having the nature of guaranties, to Parent and Acquisition Subsidiary on and as of the date of this Agreement and on and as of the Closing Date (unless otherwise stated herein below), as follows:

         3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under all applicable federal and state laws and regulations. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, business prospects, assets, results of operations or financial condition (a "Material Adverse Effect") of the Company. The Company has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Parent true and complete copies of its certificate of incorporation and bylaws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws. The stockholder registers and all minutes from stockholders' meetings and Board meetings of the Company are in the possession of the Company and contain a true, accurate and complete record in all respects of the ownership of the Company and all actions taken by the stockholders and the Board of the Company, including all matters that should by law be addressed in such stockholder and Board of Directors registers and minutes, and any necessary or required filings with the appropriate authorities arising from such stockholders or Board of Directors action, have been made, and no notice or allegation that any of such records is incorrect or should be rectified has been received, and the Company shall have delivered to Parent true, correct and complete copies of such registers and minutes before the Closing Date.

         3.2 CAPITALIZATION. The authorized capital stock of the Company consists solely of 3,500,000 shares of common stock, with a par value of $0.01 per share (the "Company Stock"). 2,813,493 shares of the Company Stock have been legally and validly issued and are fully paid and nonassesable. There are no additional obligations on the part of any current or future holder of the Company Stock to make any further contributions with respect to such shares. No shares of the Company Stock have been issued in violation of preemptive or similar rights. Except as set forth on Schedule 3.2, there are no stock option rights or similar rights relating to the Company Stock and no securities giving a right of conversion into, or any agreement or arrangement that accords to any Person the right to acquire, shares in the Company. Except as set forth on
Schedule 3.2, the Company



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is under no obligation relating to the issuance of securities or convertible securities of the Company. There is no proposal to increase the authorized capital stock of the Company.

         3.3 AUTHORIZATION OF TRANSACTION. The officers of the Company have all requisite power and authority to execute and deliver this Agreement and, on the Closing Date, to perform their respective obligations hereunder. The execution and delivery of this Agreement and, the performance by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and Acquisition Subsidiary and subject to obtaining the Requisite Stockholder Approval, constitutes a valid and binding obligation of the Company and each Stockholder, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

         3.4 NO VIOLATION. Subject to the filing of the Certificate of Merger as required by applicable law and obtaining the Requisite Stockholder Approval, neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or Bylaws of the Company; (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than any filing, permit, authorization, consent or approval that if not obtained would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, other than any filing, permit, authorization, consent or approval that if not obtained would not have a Material Adverse Effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement; (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company or any of its properties or assets.

         3.5 NO BROKERS. Except as provided in Section 5.10, no investment banker, broker, finder or similar agent has been employed, in connection with the transaction contemplated by this Agreement, by either (a) the Company, (b) a stockholder of the Company, acting on behalf of himself or the Company, or (c) the stockholders of the


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Company or a sub-group of such stockholders, acting on behalf of themselves or the Company.

         3.6 SUBSIDIARIES AND EQUITY INVESTMENTS. The Company has no subsidiaries and is not a general partnership, participant, member or coventurer in any joint venture or other business enterprise. The term "subsidiary" means any corporation of which the Company, directly or indirectly, owns or controls capital stock representing more than fifty percent of the general voting power under ordinary circumstances of such corporation.

         3.7 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent certified financial statements (including balance sheet, statement of operations and deficit, cash flows and shareholder equity statements) of the Company for the fiscal year ended on March 31, 1999 (the "Audited Financial Statements"). The Audited Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with that of preceding periods and represent actual bona fide transactions, were prepared from the books and records of the Company, are true, accurate and complete and fairly present the financial position of the Company as of the date thereof and the results of operations for the period then ended.

                  (b) Except as set forth on Schedule 3.7, there are no liabilities, debts, obligations or claims against the Company of any nature, absolute or contingent, except (i) as and to the extent reflected or reserved against on the Audited Financial Statements; (ii) incurred since the Audited Financial Statements in the Ordinary Course of Business and disclosed to Parent; or (iii) open purchase or sales orders or agreements for delivery of goods and services in the Ordinary Course of Business consistent with prior practice.

         3.8 ACCOUNTING BOOKS AND RECORDS. The accounting books and records of the Company are true, accurate and complete, have been maintained in accordance with applicable Laws and GAAP (beginning with the revised and restated financial statements for the period ended March 31, 1998) and kept on a consistent basis and are up-to-date, and properly reflect actual transactions of the Company. The Company maintains in its possession all relevant documents relating to its operation.

         3.9 ORDINARY COURSE OF BUSINESS. The activities of the Company during the period from March 31, 1999 to the date hereof have been conducted in accordance with the ordinary course of business consistent with past practice in all material respects and there has not occurred or arisen since March 31, 1999 any events or extraordinary business transactions that may have a Material Adverse Effect upon the Company.

         3.10 TAXES.

                  (a) All necessary Tax and other returns and reports required to be filed by the Company have been properly filed with the appropriate authorities and the information reflected in such returns is, in all instances, true, correct, accurate and



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complete. Schedule 3.10(a) lists all federal, state, local and foreign Tax returns filed with respect to the Company, indicates those Tax returns that have been audited, and indicates those Tax returns that are currently the subject of audit since March 31, 1996. The Company has delivered to the Parent true, accurate and complete copies of all federal Tax returns, examination reports, and statements of deficiencies (or asserted deficiencies) assessed against or agreed to by the Company since March 31, 1996.

                  (b) The Audited Financial Statements reflect actual payments or an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof ended on or prior to the date of such financial statements. All Taxes assessed, incurred or due by the Company in respect of the period up to and including the date hereof have been fully paid, or an adequate reserve therefor set up on the books. No additional assessment of Tax in respect of the period up to and including March 31, 1999 will be made or will be required to be made in respect of the Company, which will not be included and reflected in the Audited Financial Statements. There has been no issue raised (and none is pending) by any Tax authority in connection with any of the returns or reports referred to in this Section 3.10. The Company has made all deposits required with respect to such Taxes. The Company has withheld and remitted all amounts required to be so withheld. True, complete and accurate copies of all profit and loss transfer agreements, tax sharing agreements, domination agreements and similar agreements currently in effect with respect to the Company have been provided to Parent and all such agreements are acceptable to the relevant Tax authorities. Except as indicated on Schedule 3.10(a), the Company is not the beneficiary of any extension of time within which to file any Tax return or pay or remit any Tax due. The Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (c) Schedule 3.10(c) sets forth the following information with respect to the Company as of the year ended March 31, 1999: (A) the basis of the Company in its assets; (B) the amount of any net operating loss, net capital loss, unused Tax credits; and (C) other material Tax attributes.

                  (d) The Company has not filed a consent under Code ss.341(f) concerning collapsible corporations. The Company has not made any material payments, is not obligated to make any material payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code ss.280G. The Company has not been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(1)(A)(ii). The Company is not a party to any tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income tax return or (B) has no liability for the taxes of any other Person under U.S. Federal Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.


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         3.11 INSURANCE. All assets of the Company of an insurable nature are and will be, up to and including the Closing Date, insured against fire and accident, and the Company carries adequate insurance coverage for all other risks for which coverage would be prudent considering the business of the Company, other than insurance covering publishers liability and employment practices. All assets of the Company of an insurable nature have been insured for any and all periods with respect to which any loss could be the subject of a claim made on or after the date of this Agreement. The Company possesses insurance policies covering global liability, fidelity and personal liability for the managing directors and the members of the Board of the Company. The Company has at all times with respect to which there is an unresolved claim heretofore made or a claim that could be made after the date of this Agreement, been adequately insured. Such insurance is pursuant to policies that are in full force and effect, are sufficient to satisfy all requirements of applicable Laws and any agreements to which the Company is a party, and nothing has occurred or been omitted to be done nor does any fact or condition exist that would render any of such policies void or voidable. As of the Closing Date, there is no claim pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy or in respect of which such underwriters have reserved their rights. All claims that should have been made against the Company's insurance policies have been made in a timely manner.

         3.12 INTELLECTUAL PROPERTY. All Intellectual Property of the Company is listed on Schedule 3.12. The Company owns all such Intellectual Property or the Company is licensed to use such Intellectual Property. All Intellectual Property that is used in, or necessary for, the business of the Company is owned by and registered to, or licensed to, the Company, with the Company having good and marketable title to or being validly licensed to use such Intellectual Property, as appropriate. Such Intellectual Property is not subject to any Encumbrances. The Company has not been presented any claim, nor are there any proceedings pending, nor to the best knowledge of the Company, contemplated or threatened against the Company asserting that the use by the Company of any such Intellectual Property infringes on the rights of any other Person or seeking revocation, termination, or concurrent use of any such Intellectual Property, and there is, to the best knowledge of the Company, no basis for any such claim or proceeding. To the best knowledge of the Company, none of such Intellectual Property is being infringed upon by any other Person. To the extent that a stockholder of the Company has had any ownership interest in the Intellectual Property listed on Schedule 3.12, such stockholder has assigned or will assign on or prior to the Closing Date, all rights to such Intellectual Property to the Company.

         3.13 LABOR MATTERS. No individual under an employment agreement, a collective bargaining agreement, a consulting agreement and/or a free-lance agreement or any combination thereof ("Labor Agreements") with the Company or any of the stockholders of the Company provides key services to the Company. All of the Company's Labor Agreements comply with all applicable Tax, labor and employment Laws. Since March 31, 1999, the Company has not entered into or modified a Labor Agreement except as consistent with past practice. Any increase to a Company Labor



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Agreement granted, awarded or authorized during fiscal year ending March 31,
1999 has been consistent with past practices, reasonable and in the ordinary course of business.

         3.14 BENEFIT PLANS. Other than as set forth on Schedule 3.14 the Company does not have any obligation (whether current or contingent) to contribute to, or have any liability with respect to, any plan, agreement or arrangement that is a deferred compensation agreement, or an incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan.

         3.15 LABOR CLAIMS AND DISPUTES. There are no labor claims filed, nor are there any reasons to believe that such claims may arise in the future, and there are no pending disputes, between the Company and any employee, works council or trade union, whether local or national.

         3.16 CHANGE EVENTS. Except as specifically contemplated hereby, the consummation of the transactions contemplated by this Agreement will not, for any employee, Director, Agent or consultant of the Company, entitle them to severance pay, unemployment compensation or any other payment, acceleration, vesting, or increase in compensation or benefits, or to terminate or shorten their employment or assignment, and to the best knowledge of the Company, none will give notice terminating his employment or assignment as a consequence of the transactions contemplated by this Agreement.

         3.17 RECENT TERMINATIONS. There are no agreements, contracts or otherwise providing for severance payments or other obligations for which the Company is liable to any employee, Director, Agent or consultant of the Company by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal, in excess of any statutory limit for such liabilities or otherwise. No former employee of the Company has a right to reemployment or other similar right.

         3.18 LABOR STRIKES. There is no labor strike, dispute, slowdown or work stoppage pending or threatened against the Company and none of such events nor any other labor difficulty has been experienced during the two year period prior to the date hereof.

         3.19 COMPLIANCE WITH LAWS. The Company has conducted and does conduct its business and activities in compliance with all Laws relating to its employment practices, business and properties. No injunctions, notices, citations, complaints, cautions or remarks by any Governmental Entity have been directed towards the Company, nor has the Company received any notice or claim that the business of the Company is not now or previously has not been so conducted; and there are no outstanding orders, decrees or judgments in respect of the Company.

         3.20 PERMITS AND LICENSES. The Company has obtained all Permits and Licenses necessary under all applicable Laws for its business, and all such Permits and




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Licenses are in full force and effect, except where the failure to have obtained a Permit or License will not have a Material Adverse Effect upon the Company, and the Company is the authorized holder of each such Permit or License. The Company is in compliance with all its obligations with respect thereto, and no event has occurred that permits or, with or without the giving of notice or passage of time, would permit the revocation or termination of any such Permits or Licenses, and no notice has been issued and no proceeding is pending or threatened with respect to any alleged failure by the Company to have or comply with any Permit or License.

         3.21 LITIGATION AND INVESTIGATIONS. The Company is not involved in nor does it reasonably foresee being involved in any claims, legal proceedings, arbitration proceedings, Tax proceedings, administrative proceedings or investigations involving a value higher than $10,000 per case or $37,500 in the aggregate, with the exception of collection of receivables in the ordinary course of business all of which have in the aggregate been fully reserved in the books and records of the Company. To the best knowledge of the Company, no investigation or inquiry is being or has been conducted since and including March 31, 1996 by any Governmental Entity or other body in respect of the affairs of the Company, and no such investigation is pending, threatened or expected.

         3.22 ASSETS. Except as set forth in Schedule 3.22, the Company has good and marketable title to all properties (real, personal, tangible and intangible, including Intellectual Property) it owns or purports to own, free and clear of any Encumbrance. The Company owns or leases all assets necessary for it to carry on its business as currently conducted, and such assets are in good operating condition, ordinary wear and tear excepted, fully maintained and serviced as necessary. The Company does not have any contractual obligation to purchase or sell any real property.

         3.23 COMMERCIAL TERMS. The Company is not a party to any transaction or arrangement that is not of an arm's length nature or not made in connection with its business.

         3.24 RELATED PARTY TRANSACTIONS. Except for employment compensation and reimbursement for business expenses incurred in the ordinary course of business owed by the Company to a stockholder of the Company, an Affiliate of a stockholder of the Company, an employee, or Director ("Related Party"), no Related Party has any claim of any kind against the Company, and there exist (a) no agreements or arrangements between the Company and such Related Party, (b) no liabilities and obligations (contingent or otherwise) owed by the Company in respect of such Related Party, (c) no guarantees or similar commitments issued by the Company for obligations owed by such Related Party, and (d) no services that have heretofore been provided to the Company by any Related Party that are necessary for the conduct of the Company's business in the ordinary course.

         3.25 PREMISES. To the extent the Company owns any premises, it has valid and marketable title to such owned premises ("Owned Premises"), free of any Encumbrances, and any leased premises are being leased by the Company under valid and enforceable leases ("Leased Premises"), and there exists no default, or any circumstance by which the giving of notice or upon the passage of time would become a default, by any party (including the Company) under any lease agreement. Title to each of the Company's Owned Premises has been duly recorded and registered in the real property registry. Each of the Company's Leased Premises has been duly recorded and registered in the real property registry.

         3.26 RECEIVABLES. All receivables of the Company as reflected on Audited Financial Statements were, as of the date thereof, and all such receivables currently held by the Company are, collectible in full at their recorded amounts, reflecting the fair market value of such receivable, in the ordinary course of business without resort to litigation, net of all discounts and doubtful accounts as reflected on the Audited Financial Statements (in case of receivables so reflected) or on the books of the Company (in the case of current receivables).

         3.27 INVENTORY. Except as set forth in Schedule 3.27, the inventories of raw materials, in-process and finished products of the Company are in good condition, conform in all respects with the Company's applicable specifications and warranties, are not obsolete, are useable or saleable in the ordinary course of business and, if saleable, are saleable at values not less than the book value amounts thereof; all in-process and finished products in such inventories have been produced in compliance with the Company's applicable quality control procedures. The value of all items of obsolete materials and of materials of below standard quality has been written down to net realizable value or adequate reserves have been provided therefor. The values at which such inventories are carried are in accordance with GAAP consistently applied. The amount and mix of items in the inventories of supplies, in-process and finished products is, and will be at the Closing Date, consistent with the Company's past business practices, except as detailed in Schedule 3.27.

         3.28 LIABILITIES. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there are no existing conditions, situations or set of circumstances that could reasonably be expected to result in such a liability, other than: (a) liabilities provided for in the Audited Financial Statements or disclosed in the notes thereto and not discharged since the date thereof; (b) liabilities incurred since such statements in the ordinary course of business consistent with past practice and disclosed to Parent; and (c) liabilities listed on Schedule 3.7 (collectively, "Permitted Liabilities").

         3.29 PRODUCT LIABILITY; PRODUCT WARRANTY. There are no claims, actions, suits, inquiries or proceedings by or before any Governmental Entity asserted, pending or, to the best knowledge of the Company, threatened against, or to the best knowledge of the Company any investigations, involving the Company that (a) relate to the ownership, possession or use of any product or use of any product alleged to have been manufactured, assembled, configured, distributed or sold by the Company and alleged to have been defective or improperly designed or manufactured, or based upon any products' failure to be Year 2000 compliant (b) state a claim under any warranty, guarantee or indemnification made by the Company (c) arise from or are alleged to arise from actual or alleged injury to persons or property as a result of the conduct of the Company, or (d) arise from or are based upon the infringement of any copyright, patent, trademark or trade secret. To the best knowledge of the Company, there are no recalls pending or threatened with respect to any products manufactured, assembled, configured, distributed or sold by the Company under any applicable Law with respect to any product defects or hazards in connection with any such products and there have been, to the best knowledge of the Company, no material recurring defects therein that create such a defect or hazard.

         3.30 ENVIRONMENTAL MATTERS. There are no liabilities of or relating to the business of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability. No notice, notification, demand, request for information, citation, summons, order or complaint has been received, no penalty has been assessed and no action, suit or proceeding is pending, or to the best knowledge of the Company, threatened (nor to the best knowledge of the Company is there any investigation or review pending) by any Governmental Entity or other Person with respect to any matters relating to the Company arising out of any Environmental Law. No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company. No Hazardous Substance has been discharged, disposed of, deposited, spilled, leaked or released at, on or under any property now or previously owned, leased or operated by the Company. There has been no environmental investigation, study, audit, test, review or other analysis conducted that the Company has in its possession in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or operated by the Company that has not been made available to Parent at least 10 days prior to the date hereof.

         3.31 MATERIAL AGREEMENTS AND LICENSES. Set forth on Schedule 3.31 is a true, accurate and complete list of all contracts, agreements, licenses and other instruments of the Company. Each of the contracts, agreements, Licenses and other instruments of the Company, including but not limited to all of the agreements and Licenses listed on Schedule 3.31 (a) were entered into in the ordinary course of business; (b) constitute a valid and binding agreement of the parties thereto, enforceable in accordance with their respective terms; (c) have not been materially breached by the Company; (d) do not restrict or confine the Company's ability to conduct its business in an ordinary manner; (e) contain enforceable obligations of the Company that have been properly entered into the books of the Company and are reflected on the Audited Financial Statements or the notes thereto, in accordance with GAAP; (f) do not contain any provision whereby the Company is liable for the obligations of another Person, such as (for example, but without limitation) by way of a guarantee or partnership agreement; and (g) do not include any form of governmental state aid, including but not limited to loans or Tax subsidies, that the Company may be required to repay at any time. The Company has not given any power of attorney or other authority that is still outstanding to enter into any such material agreement or material obligation on its behalf.

         3.32 SUPPLIERS. None of the five largest suppliers and licensors of the Company by sales volume (set forth on Schedule 3.32(i) hereof) for the fiscal year ended March 31, 1999 has recently terminated its contract with the Company. No such pending termination exists at this time. Schedule 3.32(ii) lists all of the Company's accounts payable as of a date no more than seven (7) days prior the Closing Date.

         3.33 DIVIDENDS. The Company has not declared or paid dividends or other distributions since March 31, 1999 and no warrants nor dividends will be outstanding as of, or paid on or prior to, the Closing Date.

         3.34 INFORMATION. To the best of the Company's knowledge, all copies and other relevant documentation relating to agreements entered into by the Company, and other information that is material in relation to the activities of the Company, including historical records, are true, accurate and complete in all material respects, have been identified and made available to Parent by Company, and are in the direct or indirect possession of the Company.

         3.35 NO MISSTATEMENTS. No representation or warranty made in this Agreement by the Company contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state a material fact necessary to make the statements contained herein not misleading. The Company is not aware of any facts that it reasonably believes might result in a Material Adverse Effect upon the Company that have not been clearly set forth in this Agreement (including the Schedules and Exhibits hereto).

         3.36 CORRUPT PRACTICES. Neither the Company, nor any employee or Agent of the Company acting on behalf of the Company, has offered, paid or agreed to pay, directly or indirectly, any consideration of any nature whatsoever to any official, agent or employee of any government, or to any candidate for political office in any country to influence any act, decision or omission of any such official agent, employee, political party, political party official or candidate in his or its official capacity that would render the Company in violation of or subject to liability under any law, rule or regulation applicable to Parent, including but not limited to the Foreign Corrupt Practices Act of the United States of America.

         3.37 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the documents to be delivered in connection herewith require no approval or other action by or in respect of, or filing with, any Governmental Entity.

         3.38 PARENT'S DUE DILIGENCE. Any review of the records and other documents of the Company or other due diligence performed by Parent or its stockholders, auditors or other representatives, prior to the Closing Date, shall not affect the obligations or liabilities under this Agreement.

         3.39 YEAR 2000 COMPLIANCE. The Status of the Company's year 2000 preparedness is set forth on Schedule 3.39 of this Agreement.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF PARENT AND THE
                             ACQUISITION SUBSIDIARY

         Each of Parent and Acquisition Subsidiary jointly and severally represent and warrant to the Company, as of the date of this Agreement and as of the Closing, as follows:

         4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent or Acquisition Subsidiary. Each of Parent and Acquisition Subsidiary has all requisite power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Parent has furnished to the Company true and complete copies of Acquisition Subsidiary's Certificate of Incorporation and bylaws. To the best of its knowledge, Acquisition Subsidiary is not in default under or in violation of any provision of its Certificate of Incorporation or bylaws. To the best of its knowledge, Parent is not in default under or in violation of its Certificate of Incorporation or bylaws.

         4.2 AUTHORIZATION OF TRANSACTION. Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of Parent) the Escrow Agreement and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of Parent) the Escrow Agreement by Parent and Acquisition Subsidiary, the performance of this Agreement and (in the case of Parent) the Escrow Agreement and the consummation of the transaction contemplated hereby and thereby by Parent and Acquisition Subsidiary has been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Subsidiary, and their respective stockholders and members as may be required by law. This Agreement has been duly and validly executed and delivered by Parent and Acquisition Subsidiary and constitutes a valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally, or by general equitable principles, and to the extent any indemnification or contribution provision thereof may be limited by applicable federal or state securities laws.

         4.3 NO CONTRAVENTION. The execution, delivery and performance of this Agreement and the other documents to be executed in connection herewith, the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof and the compliance with the provisions hereof and thereof by Parent and Acquisition Subsidiary do not and will not, after the giving of notice, or the lapse of time, or otherwise: (a) result in the breach of, conflict with, or constitute a default under, the provisions of any agreement or other instrument to which Parent or Acquisition Subsidiary is a party or by which the property of Parent is bound or affected or
(b) violate or conflict with any laws, regulations, order, writs, decrees, injunctions or judgments applicable to Parent or Acquisition Subsidiary.

         4.4 LITIGATION. As of May 19, 1999, as set forth in the Parent's Prospectus filed with the SEC pursuant to Rule 424 and as incorporated by reference in the Parent's 10-Q Quarterly Report filed with the SEC as of August 13, 1999, OneSource is not a party to any material legal proceedings.

         4.5 NO MISLEADING STATEMENTS. No representation or warranty made in this Agreement by Parent or Acquisition Subsidiary contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state a material fact necessary to make the statements contained herein not misleading. Parent and Acquisition Subsidiary are not aware of any facts that they reasonably believe might result in a Material Adverse Effect that have not been clearly set forth in this Agreement (including the Schedules hereto).

         4.6 FINANCIAL CAPACITY. Parent has the financial capacity to satisfy all of Parent's obligations under this Agreement and the documents to be executed and exchanged at the Closing, and to perform all of Parent's obligations at the Closing.

         4.7 INVESTMENT. Parent (a) is a sophisticated investor with knowledge and experience in business and financial matters, (b) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in the transactions contemplated by this Agreement, and (c) is an Accredited Investor.

                                   ARTICLE 5
                            COVENANTS OF THE PARTIES

         5.1 ACTIONS PENDING THE EFFECTIVE DATE. Except to the extent consented to in writing by Parent, until the Effective Date, the Company will conduct its business, operations, activities and practices only in the ordinary course of business, consistent with past practice. In addition to the foregoing, from the date hereof to the Effective Date, (a) the Company shall not declare or pay any dividend or distribution; (b) the Company shall not change its certificate of incorporation or bylaws; (c) the Company shall not enter into any financing agreement; or (d) enter into any agreement whereby any asset of the Company shall become subject to a Security Interest therein.

         5.2 STOCKHOLDER CONSENT. The Company shall obtain the Requisite Stockholder Approval on or prior to the Effective Date. In connection with the Requisite Stockholder Approval, the Company acting through its Board of Directors, shall recommend that the stockholders of the Company consent to the adoption of this Agreement and the approval of the Merger.

         5.3 TERMINATION EVENTS. If after the date hereof and prior to the Effective Date, any of the following conditions shall be present or events shall occur:

                  (a) the Company suffers casualty losses that are material to the conduct of the business of the Company as a whole (whether or not such losses are insured); or

                  (b) evidence is obtained that the Company, or any officer or Director of the Company, or any employee or agent of the Company while performing his or her duties for the Company, has been involved in criminal activity or there exists any circumstances giving rise to potential civil liabilities of the Company, including but not limited to any liabilities arising with respect to Tax or customs matters; or

                  (c) the Company breaches Section 5.1 herein; or

                  (d) the Company fails to gain Stockholder Consent as set forth in Section 5.2 herein; or

                  (e) the Company shall have failed to perform any applicable obligation set forth in Section 6.2 below;

then Parent shall have the right to terminate this Agreement and receive a full refund of any consideration paid hereunder.

         5.4 DUE DILIGENCE. On the Closing Date, the Company shall grant Parent access to the books, records, offices and employees of the Company for the purpose of continuing its due diligence review of the Company. Any review of the records and other documents of the Company or other due diligence performed by Parent or its auditors or representatives shall not affect either the Company's obligations or liabilities under this Agreement.

         5.5 CONSENTS. The Company shall obtain prior to the Effective Date all consents necessary or advisable, in the reasonable opinion of Parent and its counsel, including, but not limited, to those specified in Schedule 5.5, in connection with the consummation of the transactions contemplated hereby, provided that such items are requested a reasonable time prior to the Effective Date. All such consents shall be in writing and in form and substance satisfactory to Parent and Parent's counsel and executed counterparts thereof shall be delivered to Parent promptly after receipt thereof by the Company but in no event later than the Effective Date. Parent agrees to reasonably assist and cooperate with the Company in obtaining such consents.

         5.6 NO SOLICITATION.

                  (a) Between the date of this Agreement and the Effective Date, the Company shall not, nor shall any Affiliate of the Company or any of its Directors, stockholders or other representatives, (i) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, Person, or other entity or group (other than Parent and Acquisition Subsidiary and their representatives) concerning any merger, sale of securities, sale of substantial assets, investment proposals or similar transaction involving the Company, (ii) entertain or discuss any acquisition or investment proposal arising either from any party who previously expressed an interest in the Company or from any unsolicited sources, or (iii) withdraw the Company's intention to consummate the transactions contemplated by this Agreement.

                  (b) Further, the Company covenants that in the event it or any Affiliate of the Company have had discussions with any third party with respect to the sale of the Company, the Company will utilize best efforts to retrieve any Confidential Information regarding the Company that was delivered to such third party and shall assign to Parent all rights under any confidentiality agreements entered into between the Stockholders, an Affiliate or the Company and such third party.

                  (c) Between the date of this Agreement and the Effective Date, the Company shall not, nor shall any Affiliate, agent or representative of the Company disclose to any third party or use, except for use in the ordinary course of business for the benefit of the Company, any Confidential Information concerning the Company, its business or financial condition.

         5.7 SUPPLEMENTAL DISCLOSURE. Until the Closing Date, the Company shall have the continuing obligation to supplement or amend promptly any Schedule with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedule; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Parent.

         5.8 ANNOUNCEMENT. Upon the signing of this Agreement, an announcement with respect to the transactions contemplated hereunder may be made in the form of a joint announcement to be mutually agreed upon by the parties.

         5.9 CONSULTING AGREEMENT BETWEEN THE COMPANY AND ANDREW CAMPBELL. At or prior to the Closing Date, Andrew Campbell shall have entered into a consulting agreement (the "Consulting Agreement") with the Company substantially in the form of Exhibit C attached hereto.

         5.10 PAYMENT OF BERKERY, NOYES & CO. Parent acknowledges that the Company engaged Berkery, Noyes & Co. in connection with the transactions contemplated by this Agreement. The Stockholders' Representative will pay, from the Cash Consideration, Three Hundred Seventy Thousand Dollars ($370,000.00) to Berkery, Noyes & Co., which is the amount of the fees that the Company owes in connection with the transactions contemplated by this Agreement.

         5.11 PAYMENT OF LEGAL FEES. In accordance with Section 9.9, the Stockholders' Representative will pay, from the Cash Consideration, the legal fees incurred by the Company through the Effective Date.

         5.12 FURTHER ASSURANCES. Each party hereto will, either prior to or after the Effective Date, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the other parties hereto to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE 6
                      CONDITIONS TO CONSUMMATION OF MERGER

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

                  (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

                  (c) the execution by Parent, the Stockholders and the Escrow Agent of the Escrow Agreement; provided, however, that no party who refuses to sign such agreement may utilize this subsection if the terms of the Escrow Agreement are substantially as set forth in Exhibit B attached hereto. The parties agree that consent to this Section 6.1(c) shall be deemed as consent to the Escrow Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUBSIDIARY. The obligation of each of Parent and Acquisition Subsidiary to consummate the Merger is subject to the satisfaction or waiver by such party of the following conditions:

                  (a) There shall be no Dissenting Shares in excess of five percent (5%) of the outstanding shares of Company Stock as of the Effective Date;

                  (b) The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to the Parent pursuant hereto shall be complete, true and accurate on the date when made and shall also be accurate in all such respects on the Effective Date to the same extent as if made on such date, except for any changes expressly permitted by the terms of this Agreement. The Company shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be so performed or complied with by it at or prior to the Effective Date. Between the date of this Agreement and the Effective Date, no event shall have occurred that is reasonably likely to result in a Material Adverse Effect upon the Company;

                  (c) The Company shall have delivered to Parent and Acquisition Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses 6.1(a) and 6.1(b) and clauses (a) and (b) of this Section 6.2 have been satisfied in all respects;

                  (d) Parent and Acquisition Subsidiary shall have received from counsel to the Company an opinion with respect to the matters and in a form as substantially set forth in Exhibit D attached hereto, addressed to the Parent and the Acquisition Subsidiary and dated as of the Closing Date;

                  (e) The Company shall have no material liabilities, except as set forth in Section 3.28 of this Agreement;

                  (f) All material actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Parent and the Acquisition Subsidiary;

                  (g) The Ancillary Documents and all other documents to be delivered by the Company to Parent at the Closing shall be in form and substance satisfactory to Parent;

                  (h) Parent shall have received copies of such other documents, agreements, assignments, consents, certificates, approvals, opinions, surveys, waivers and amendments as Parent and its counsel may reasonably require, provided that such items are requested a reasonable time prior to the Effective Date; and

                  (i) Andrew Campbell having entered into the Consulting Agreement described in Section 5.9 herein.

         6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the representations and warranties of Parent and Acquisition Subsidiary set forth in ARTICLE 4 shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Date as if made as of the Effective Date, except for representations and warranties expressly made only as of a specific date, which shall be true and correct as of such date; and

                  (b) each of the Parent and Acquisition Subsidiary shall have performed or complied with its agreement and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Date; and

                  (c) Andrew Campbell shall have been released from all personal guaranties given by him for the benefit of the Company, or, in the alternative, the Parent hereby fully indemnifies Andrew Campbell for all costs and expenses incurred by him subsequent to the Closing Date in connection with said guaranties. Such guaranties shall be listed on Schedule 6.3.

                                   ARTICLE 7
                                 INDEMNIFICATION

         7.1 ACCURACY AND TIMING OF REPRESENTATIONS. All representations, warranties, covenants and agreements made by the Company, Parent and Acquisition Subsidiary herein or pursuant hereto shall be true, complete and correct as of the date hereof and at and as of the Closing Date as though such representations, warranties, covenants and agreements were made at and as of the Closing Date.

         7.2 INDEMNIFICATION OF PARENT, ACQUISITION SUBSIDIARY AND THE COMPANY. Subject to the terms and conditions of this ARTICLE 7, the Company, on behalf of its stockholders and acting through the Stockholders' Representative shall indemnify, defend and hold harmless Parent, Acquisition Subsidiary and the Company (i.e., the Surviving Corporation), solely from funds held by the Escrow Agent on behalf of such stockholders, from and against all Damages resulting to, imposed upon or incurred by Parent, Acquisition Subsidiary or the Company, directly or indirectly, up to the amount of One Million Dollars ($1,000,000.00) for a period of one (1) year beginning on the Effective Date and, limited by the amount of Escrow Funds for which valid claims have not yet been made, up to Seven Hundred Fifty Thousand Dollars ($750,000.00) for a period of six (6) months beginning twelve (12) months following the Effective Date and up to Five Hundred Thousand Dollars ($500,000.00) for a period of six (6) months beginning eighteen (18) months following the Effective Date (except as limited below), by reason of or resulting from: (a) liabilities, obligations or claims of or against the Parent, Acquisition Subsidiary, Stockholders' Representative or the Company (whether absolute, accrued, contingent or otherwise) relating in any way to the common stock, business, assets, or liabilities of the Company or any current or former employees of the Company (i.e., employees of the Company on or prior to the Effective Date), which liabilities, obligations or claims existed as of the Effective Date or arose out of facts, circumstances or conditions that existed at or prior to the Effective Date, regardless of whether such liabilities, obligations or claims were known at or prior to the Effective Date, but excluding liabilities, obligations or claims resulting from direct actions or failures to act on the part of employees or Agents of Parent, liabilities, obligations or claims shown on the Audited Financial Statements or otherwise disclosed on schedules to this Agreement, and Permitted Liabilities; (b) investigations or proceedings by any Governmental Entity concerning any of the foregoing facts, circumstances or conditions; (c) a breach of any obligation, representation, warranty, covenant or agreement of either the Company, Acquisition Subsidiary, Stockholder Representative or any of the stockholders of the Company contained in or made pursuant to this Agreement or any ancillary agreement (including the Confidentiality and Non-Disclosure as agreed to on June 21, 1999); (d) any real or personal property transfer or gains Taxes and all other Taxes or filing, recording or similar fees and charges that, pursuant to this Agreement, were to be borne by the stockholders of the Company, that may be due as a result of the transactions contemplated by this Agreement; (e) any claims or liability for brokerage commissions or finder's fees incurred by reason of any action taken by stockholders of the Company or Agents of the Company prior to the Effective Date; (f) reasonable costs and expenses incurred in settlement of, or related to, Dissenting Shareholders appraisal rights; and
(g) claims or liabilities related to Stockholders' Representative's fulfillment of his obligations hereunder (collectively, the "Parent Claims"). Furthermore, Parent shall not seek indemnification for any Parent Claim unless the value of all Parent Claims is not less than $37,500.00.

         7.3 INDEMNIFICATION OF THE STOCKHOLDERS. Subject to the terms and conditions of this ARTICLE 7, Parent agrees to indemnify, defend and hold harmless, for the period of two (2) years beginning on the Effective Date, the stockholders of the Company and the Stockholders' Representative, from and against all Damages resulting to, imposed upon or incurred by the stockholders of the Company, directly or indirectly up to an amount of One Million Dollars ($1,000,000.00), by reason of or resulting from: (a) liabilities, obligations or claims of or against the stockholders of the Company (whether absolute, accrued, contingent or otherwise) relating in any way to the common stock, business, assets or liabilities of the Company or the employees of the Company (i.e., employees of the Company after the Effective Date), which liabilities, obligations or claims arose out of facts, circumstances or conditions occurring as a result of the actions contemplated by this Agreement or that take place after the Effective Date, but excluding liabilities, obligations or claims resulting from direct actions or failures to act on the part of employees or Agents of the stockholders of the Company or any of them; (b) investigations or proceedings by any Governmental Entity concerning any of the foregoing facts, circumstances or conditions; (c) a breach of any representation, warranty, covenant or agreement of Parent contained in or made pursuant to this Agreement or any ancillary agreement; (d) any real or personal property transfer or gains Taxes and all other Taxes or filing, recording or similar fees and charges that, pursuant to this Agreement, were to be borne by Parent, that may be due as a result of the transactions contemplated by this Agreement; and (e) any claim or liability for brokerage commissions or finder's fees incurred by reason of any action taken by Parent (collectively, the "Stockholders' Claims"). Furthermore, the stockholders of the company shall not seek indemnification for any Stockholders' Claim unless the value of all Stockholders' Claims is not less than $37,500.00.

         7.4 PROCEDURES FOR RESOLUTION AND PAYMENT OF CLAIMS FOR
INDEMNIFICATION.

                  (a) If a Person or entity entitled to be indemnified under this Agreement (the "Indemnitee") shall incur any Damages or determine that it is likely to incur any Damages, including without limitation claims by third parties described in Section 7.4(c) hereof, and believes that it is, or will be entitled to be indemnified against such Damages by a party hereunder (the "Indemnitor"), such Indemnitee shall promptly deliver to the Indemnitor (either Parent or the Stockholders' Representative) and Escrow Agent, if applicable, a certificate (an "Indemnitee's Certificate") signed by the Indemnitee, which Indemnitee's Certificate shall:

                           (i) state that the Indemnitee has paid or properly
accrued Damages, or anticipates that it will incur liability for Damages for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and

                           (ii) specify in reasonable detail each individual
item of Damages included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and basis upon which the claim for indemnification is being made and the computation of the amount to which such Indemnitee claims to be entitled hereunder.

                  (b) The Indemnitor shall have fifteen (15) calendar days from the date of receipt of the Indemnitee's Certificate to agree upon the rights of the Indemnitee and the Indemnitor or to object, in whole or in part, to the claims for indemnification set forth in the Indemnitee's Certificate. In case the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnitee's Certificate, the Indemnitor shall deliver to the Indemnitee a written notice to such effect and the Indemnitor and the Indemnitee shall, within the 30-day period beginning on the date of receipt by the Indemnitee of such written objection, attempt in good faith to agree upon the rights of the Indemnitee and the Indemnitor regarding each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. If the Indemnitor shall succeed in defending the claim specified in any Indemnitee's Certificate, then the Indemnitee shall reimburse the Indemnitor for all reasonable expenses and costs, including reasonable attorneys' fees, of such defense or a proportional amount thereof in the case of settlement for partial indemnification.

                  (c) Promptly after the assertion by any third party of any claim against any Indemnitee that, in the judgment of such Indemnitee, may result in such Indemnitee incurring Damages for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the Indemnitor a written notice describing in reasonable detail such claim and such Indemnitor may, at its option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee, and the payment of expenses). Failure to receive notice from Indemnitee shall not relieve Indemnitor of any liability which it might otherwise have to Indemnitee under Section 7.2 or
Section 7.3 hereof, unless Indemnitee's failure to deliver such notice has materially prejudiced Indemnitor's ability to defend the claim; provided, however, that this provision shall not serve to extend the indemnification provided herein beyond any applicable period of survival set forth in Section
7.7. Any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless
(i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized by the Indemnitor, or (iii) the named parties to any such action (including any impleaded parties) include both such Indemnitee and Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it that were different from or additional to those available to Indemnitor. If the Indemnitor, within a reasonable time after notice of any such third party claim, fails to defend the Indemnitee against which such claim has been asserted, the Indemnitee shall (upon further notice to Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof. Except as otherwise herein provided, no Indemnitor shall be liable to indemnify any Indemnitee for any settlement of any such action or claim affected without the consent of the Indemnitor, but if settled with the written consent of the Indemnitor, or if there be a final judgment for the plaintiff or claimant in any such action, the Indemnitor shall indemnify and hold harmless each Indemnitee from and against any loss or liability by reason of such settlement or judgment.

         7.5 PARENT CLAIMS PAYABLE FROM ESCROW FUNDS. During the Escrow Period, pursuant to the terms of the Escrow Agreement, Parent may be made whole by payments from Escrow Funds for any Damages incurred by the Company or Parent for which the Company or Parent is indemnified pursuant to Section 7.2.

         7.6 REMEDIES CUMULATIVE. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by the Company or the

Parent of any other rights or the seeking of any other remedies against any other party hereto.

         7.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the parties in this Agreement shall survive the Closing and shall continue for the period of two (2) years following the Closing Date, except for the representations and warranties stated in Section 3.10, which shall survive the Closing and shall continue for the period of three (3) years following the Closing Date.

                                    ARTICLE 8
                                   DEFINITIONS

         Unless the context otherwise requires, the terms defined below shall have the meanings specified, both for purposes of this Agreement and all Exhibits and Schedules hereto, unless otherwise specifically defined in such Exhibits and Schedules. All accounting terms shall, except as otherwise provided for herein, be construed in accordance with generally accepted accounting principles. The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.

         "Accredited Investor" has the meaning set forth in 17 CFR 203.215 (Securities Act of 1933, General Rules and Regulations, Rule 215).

         "Acquisition Subsidiary" has the meaning set forth in the introductory paragraph.

         "Affiliate" means, as applied to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Affiliated Group" shall have the meaning specified in Section 1504 of the Code.

         "Agent" means any person or entity acting at the direction of the person or entity specified.

         "Agreement" shall have the meaning set forth in the introductory paragraph of this document.

         "Ancillary Documents" means agreements, certificates, written statements, instruments or other documents delivered by or on behalf of either party hereto to the other party.

         "Audited Financial Statements" shall have the meaning set forth in
Section 3.7 hereof.

         "Board" means any management board, board of directors, supervisory board or any other body possessing oversight powers.

         "Cash Consideration" shall have the meaning set forth in Section 2.2(b)(i) hereof.

         "Certificate of Merger" shall have the meaning set forth in Section 1.3 hereof.

         "Closing" shall have the meaning set forth in Section 1.2 hereof.

         "Closing Date" shall have the meaning set forth in Section 1.2 hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the introductory paragraph.

         "Company Share" means a single share of the Company's stock.

         "Company Stock" shall have the meaning set forth in Section 3.2 hereof.

         "Confidential Information" means all non-public information concerning the business, operations, ownership and assets of the Company, including all notes, analyses, compilations, studies, interpretations or other documents prepared by third parties that contain, reflect or are based upon, in whole or in part, any information provided by a Stockholder or the Company to such third party. Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such third party, (ii) was within such third party's possession prior to its being furnished to such third party by or on behalf of a Stockholder or the Company pursuant to a confidentiality agreement, provided that the source of such information was not known by the third party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Stockholder or the Company or any other party with respect to such information or (iii) becomes available to the third party on a non-confidential basis from a source other than a Stockholder or the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Stockholder or the Company or any other party with respect to such information.

         "Consulting Agreement" shall have the meaning set forth in Section 5.9 hereof.

         "Damages" means all losses, liabilities, costs and expenses.

         "DGCL" means the Delaware General Corporation Law.

         "Director" means the members of the management or supervisory boards, or the equivalent, of the Company.

         "Dissenting Shares" shall have the meaning set forth in Section 2.1(c)(i) hereof.

         "Effective Date" shall have the meaning set forth in Section 1.3 hereof.

         "Encumbrances" means any title defects or objections, mortgages, liens, claims, restrictive covenants, use restrictions, charges, pledges, security interests or other encumbrances of any nature whatsoever including, without limitation, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

         "Environmental Law" means any federal, land, state, local, or foreign law (including, without limitation, common law), treaty, regulation, rule, judgment, order, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any hazardous substances, wastes or materials.

         "Escrow Agent" shall have the meaning set forth in Section 2.2(b)(i) hereof.

         "Escrow Agreement" shall have the meaning set forth in Section 2.2(b)(ii) hereof.

         "Escrow Funds" shall have the meaning set forth in Section 2.2(b)(ii) hereof.

         "Escrow Period" means the term of the escrow, which pursuant to the Escrow Agreement shall terminate upon the distribution of all of the Escrow Funds.

         "Exhibit" means an exhibit attached to this Agreement and incorporated into this Agreement.

         "GAAP" means generally accepted accounting principles as applied, except as expressly stated otherwise.

         "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) and any national, county, municipal, communal, domestic, foreign or other administrative agency, department, commission, board, bureau, council, or other governmental authority or instrumentality.

         "Hazardous Substances" means any hazardous substance, hazardous material, toxic substance, pollutant, contaminant, oil, asbestos or radioactive material, including without limitation any substance or material defined or regulated as such under any United States federal or state environmental law, or with respect to which a person or entity may be subject to liability.

         "Indemnitee" shall have the meaning set forth in Section 7.4(a) hereof.

         "Indemnitee's Certificate" shall have the meaning set forth in Section 7.4(a) hereof.

         "Indemnitor" shall have the meaning set forth in Section 7.4(a) hereof.

         "Intellectual Property" means all patents, trademarks, trademark licenses, trade names, business names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, processes, formulas, trade secrets, registered designs, copyrights and any similar rights in any country, and all rights under pending applications, continuations-in-part, extensions, licenses and consents in relation to any of the foregoing.

         "Labor Agreement" shall have the meaning set forth in Section 3.13 hereof.

         "Laws" means all applicable laws (whether statutory or otherwise), rules, regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities.

         "Leased Premises" shall have the meaning set forth in Section 3.25 hereof.

         "License" means a permit, granted by an appropriate governmental body, generally for a consideration, necessary for the Company to carry on its business in the places and in the manner in which such business is now conducted.

         "Material Adverse Effect" shall have the meaning set forth in Section
3.1 hereof.

         "Material Agreement" means any written or oral agreement or understanding of a value greater than $10,000 per annum or as specified in
Schedule 3.31.

         "Merger" shall have the meaning set forth in Section 1.1 hereof.

         "Merger Consideration" shall have the meaning set forth in Section 2.2 hereof and is in the amount as set forth in Schedule 2.2(a)(i).

         "Merger Price" shall have the meaning set forth in Section 2.2 hereof.

         "Option Exercise Notice" shall have the meaning set forth in Section 2.1(d) hereof.

         "Owned Premises" shall have the meaning set forth in Section 3.25 hereof.

         "Outstanding Options" shall have the meaning set forth in Section 2.1(d) hereof.

         "Parent" shall have the meaning set forth in the introductory paragraph.

         "Parent Claims" shall have the meaning set forth in Section 7.2 hereof.

         "Permits" means all registrations, licenses, permits, consents, approvals and authorizations issued by any Governmental Entity necessary for the Company to carry on its business in the places and in the manner in which such business is now conducted.

         "Permitted Liabilities" shall have the meaning set forth in Section
3.28 hereof.

         "Person" means any individual or business entity.

         "Plan" means any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension, or retirement plan, program, agreement or arrangement.

         "Related Party" shall have the meaning set forth in Section 3.24 hereof.

         "Requisite Stockholder Approval" stockholder approval required by the DGCL.

         "Schedule" means a schedule attached to this Agreement and incorporated into this Agreement.

         "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) of the Company and that would not have a Material Adverse Effect on the Company, taken as a whole.

         "Stockholders' Claims" shall have the meaning set forth in Section 7.3 hereof.

         "Stockholders' Representative" means Andrew Campbell, who has been selected and appointed by resolution of the Board of Directors, and who shall be ratified by resolution of the stockholders, of the Company to accept the Cash Consideration on behalf of the stockholders of the Company and to distribute the Cash Consideration to such stockholders, and to pay certain liabilities of the stockholders. In addition the Stockholders' Representative shall be selected and appointed by resolution of the stockholders of the Company to represent and/or file any claims against Parent, Acquisition Subsidiary or the Surviving Corporation.

         "Surviving Corporation" shall have the meaning set forth in Section 1.1 hereof.

         "Taxes" means all federal, state, local or foreign income, corporation, payroll, transfer, withholding, excise, value added, sales, use, salary, customs duties, social security, real and personal property, occupancy, business, capital gains, securities transfer, trade or other, tax (including interest and penalties thereon and including estimated taxes thereof).

         "Unvested Options" shall have the meaning set forth in Section 2.1(d)(ii) hereof.

                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles.

         9.2 CHOICE OF FORUM. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought to a board of arbitration convened under the rules of the American Arbitration Association to take place in Boston, Massachusetts or in the courts of the Commonwealth of Massachusetts, or in the United States District Court for the District of Massachusetts, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the Commonwealth of Massachusetts for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

         9.3 NOTICES, ETC. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing. Notice shall be deemed to have been duly given if personally delivered or transmitted by first class, registered or certified mail, postage prepaid, expedited delivery service or facsimile, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in writing pursuant this
Section 9.3:

      If to Parent or               OneSource Information Services, Inc.
      Acquisition Subsidiary:       300 Baker Avenue
                                    Concord, MA 01742
                                    Attention:  Daniel Schimmel, President & CEO
                                    Telephone:  (978) 318-4300
                                    Facsimile:  (978) 318-4690
                                    E-mail: Dan Schimmel@onesource.com
                                            --------------------------

      With a copy to:               OneSource Information Services, Inc.
                                    300 Baker Avenue
                                    Concord, MA 01742
                                    Attention:  Legal Department
                                    Telephone:  (978) 318-4300
                                    Facsimile:  (978) 318-4690

      If to the Company:            Corporate Technology Information
                                      Services, Inc.
                                    12 Alfred Street, #200
                                    Woburn, MA 01801
                                    Attention:  Andrew Campbell
                                    Telephone:  (781) 932-3100
                                    Facsimile:  (781) 938-7511
                                    E-mail: acampbell@corptech.com
                                            ----------------------

      With a copy to:               Jager, Smith & Stetler, P.C.
                                    One Financial Center
                                    Boston, MA 02111
                                    Attention:  Edward Gerard Jager
                                    Telephone:  (617) 951-0500
                                    Facsimile:  (617) 951-2414
                                    E-mail: ejager@jssboston.com
                                            --------------------

      If to the Stockholders'       Andrew Campbell
      Representative:               243 East Main Street
                                    Gloucester, Massachusetts 01930

      with a copy to:               Jager, Smith & Stetler, P.C.
                                    One Financial Center
                                    Boston, MA 02111
                                    Attention:  Edward Gerard Jager
                                    Telephone:  (617) 951-0500
                                    Facsimile:  (617) 951-2414
                                    E-mail: ejager@jssboston.com
                                            --------------------

         9.4 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein that form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         9.5 AMENDMENTS. This Agreement may be amended only by an instrument in writing duly executed by the party against whom enforcement of such amendment is sought.

         9.6 WAIVERS. Any failure of the Company to comply with any of its obligations or agreements herein contained may be waived only in writing by Parent. Any failure of Parent or Acquisition Subsidiary to comply with any of its obligations or agreements herein contained may be waived only in writing by the Company.

         9.7 COUNTERPARTS; HEADINGS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

         9.8 BINDING EFFECT; ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns, but no party hereto may assign, delegate or otherwise transfer any of its rights, duties or obligations hereunder or interest herein without the written consent of the other party hereto; provided, however, that Parent may transfer its rights hereunder to any entity owned by or under common control with Parent.

         9.9 COSTS. Except as otherwise provided in this Agreement, each party shall bear the costs of its own legal, accounting and other fees and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

         9.10 SEVERABILITY. In the event that one or several provisions of this Agreement should be or become invalid or unenforceable, or if this Agreement is incomplete, the validity of and the enforceability of the other provisions of this Agreement shall not be affected thereby. In such case the parties hereto shall agree on such valid and enforceable provision or provisions completing this Agreement that are commensurate with the commercial intent of this Agreement.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement by its duly authorized representative as of the day and year first above written.

                         ONESOURCE INFORMATION
                         SERVICES, Inc.

                         By:  /s/ Daniel Schimmel
                             -------------------------------------------
                              Daniel Schimmel
                              President & CEO

                         ONESOURCE CONTENT
                         CORPORATION

                         By:  /s/ Daniel Schimmel
                             -------------------------------------------
                              Daniel Schimmel
                              President & CEO

                         CORPORATE TECHNOLOGY
                         INFORMATION SERVICES, INC.

                         By:  /s/ Andrew Campbell
                             -------------------------------------------
                              Andrew Campbell
                              President

                         /s/ Andrew Campbell
                         -----------------------------------------------
                         Andrew Campbell,
                         as Stockholders' Representative